EXHIBIT 10.37

Amendment to Employment Agreement

     AMENDMENT AGREEMENT, dated December 22nd, 2008, to the Amended and Restated Employment Agreement, dated May 7, 2008, between CIT Group Inc., a Delaware corporation (the “Company”) and the executive named below who is the signatory to this Amendment Agreement (the “Executive”).

     WHEREAS, the Company and the Executive desire to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     It is hereby agreed as follows:

     1. Section 6 is amended to delete the words “following the calendar year in which the costs and expenses were incurred” at the end of the last sentence thereof and to replace them with the following: “in which there is a final and non-appealable judgment or other binding decision with respect to such claim.”

     2. Section 11(f) is amended to add the following after the fourth sentence thereof: “With respect to amounts subject to Section 409A of the Code, the amount of expenses eligible for reimbursement or in-kind benefits provided for any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, and in no event shall expenses be reimbursed or in-kind benefits provided later than the Executive’s remaining lifetime or, if longer, the period through the twentieth anniversary of the Effective Date.”

     3. Except as expressly provided here, the terms of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment Agreement as of the day and year first set forth above.

CIT GROUP

	By:	/s/ James J. Duffy James J. Duffy Executive Vice president of Human Resources

/s/ C. Jeffrey Knittel C. Jeffrey Knittel